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                                                                    Exhibit 21.1

                                 Subsidiaries of American Restaurant Group, Inc.

ARG Enterprises, Inc. - a California corporation

         dba:     Stuart Anderson's Restaurants
                  Stuart Anderson's Black Angus
                  Stuart Anderson's Cattle Company

         Subsidiary of ARG Enterprises, Inc.:
                  Black Angus of Idaho, Inc. - an Idaho corporation
                           dba:     Stuart Anderson's Black Angus

ARG Property Management Corporation - a California corporation
ARG Terra, Inc. - a Delaware corporation